Exhibit 10.1

AMENDMENT NUMBER SIX TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER SIX TO CREDIT AGREEMENT (this “Amendment”), dated as of October 24, 2014 and effective as of the “Effective Date” set forth below, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), and the undersigned Subsidiaries of Borrower party hereto as Subsidiary Guarantors, and in light of the following:

W I T N E S S E T H

WHEREAS, Lender, Borrower and the Subsidiary Guarantors are parties to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Lender make certain amendments to the Credit Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Lender is willing to accommodate Borrower’s request.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 hereof:

(a) Section 2.01(a)(i) of the Credit Agreement is hereby amended and modified by:

(i)	replacing the reference to “Forty Million Dollars ($40,000,000.00)” contained therein with “Forty Five Million Dollars ($45,000,000)”; and

(ii)	replacing the reference to “May 31, 2013” contained therein with “October 24, 2014”.

(b) Section 2.03(e) of the Credit Agreement is hereby amended and modified by replacing the reference to “2.75%” with “Applicable Margin (as defined in the Line of Credit Note) for LIBOR” and “4.75% with “Applicable Margin (as defined in the Line of Credit Note) for LIBOR plus 2.00%”.

(c) Exhibit D to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit A attached hereto.

3. Conditions Precedent to Amendment. Section 2 of this Amendment shall be effective as of October 24, 2014 (the “Effective Date”), upon satisfaction of each of the following conditions precedent:

(a) Lender shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

(b) Lender shall have received a $25,000 amendment fee, which amendment fee is earned in full and due and payable on the date hereof.

(c) Lender shall have received an updated Schedule 2 to each Security Agreement, current as of the date hereof, and in form satisfactory to Lender.

(d) Lender shall have received an original of the Line of Credit Note in the form of Exhibit A attached hereto, duly executed and delivered by Borrower, and the same shall be in full force and effect.

(e) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(g) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

4. Representations and Warranties. Each of Borrower and each Subsidiary Guarantor hereby represents and warrants to Lender as follows:

(a) It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b) The execution, delivery, and performance by it of this Amendment (i) has been duly authorized by all necessary action of Borrower or such Subsidiary Guarantor, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or such Subsidiary Guarantor, the Organizational Documents of Borrower or such Subsidiary Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or such Subsidiary Guarantor, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Borrower or such Subsidiary Guarantor where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or such Subsidiary Guarantor, other than Permitted Liens, or (D) require any approval of any holder of Equity Interest of Borrower or such Subsidiary Guarantor or any approval or consent of any Person under any material agreement of Borrower or such Subsidiary Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by Borrower and such Subsidiary Guarantor. This Amendment is a party is the legally valid and binding obligation of Borrower or such Subsidiary Guarantor, enforceable against Borrower or such Subsidiary Guarantor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(e) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

(f) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) As of the date hereof, there is (i) no litigation pending that is related to any Restatement-Related Event, the Restatement Completion, or the NASDAQ Listing Event, other than as disclosed in Schedule 3.04 to the Credit Agreement and (ii) no investigation or proceeding by any Governmental Authority that is related to any Restatement-Related Event, the Restatement Completion, or the NASDAQ Listing Event, other than (x) the SEC Investigation and (y) any potential investigation arising in connection with Borrower’s self-disclosure pursuant to FAR Subpart 3.10.

5. Payment of Costs and Fees. Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and disbursements of outside counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

6. Release.

(a) Borrower hereby acknowledges and agrees that as of October 23, 2014, the aggregate outstanding principal amount of the indebtedness under the Credit Agreement and the other Loan Documents (including the Line of Credit Note) was $39,076,570.53. and that such principal amount is payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b) Effective on the date hereof, each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to Borrower or such Subsidiary Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Borrower and each Subsidiary Guarantor each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If Borrower or any Subsidiary Guarantor or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

7. Choice of Law; Arbitration. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND ARBITRATION SET FORTH IN SECTIONS 8.12 AND 8.13 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrower remains in the sole and absolute discretion of Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

10. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

11. Reaffirmation of Obligations. Borrower and each Subsidiary Guarantor hereby reaffirms its obligations under each Loan Document to which it is a party, as amended hereby. Borrower and each Subsidiary Guarantor hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreements or any other Loan Document, to Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each of Borrower and each Subsidiary Guarantor hereby further does grant to Lender for the benefit of itself and the Bank Product Providers, a perfected security interest in the Collateral in order to secure all of its present and future obligations under the Loan Documents.

12. Ratification. Borrower and each Subsidiary Guarantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and as amended hereby.

13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Subsidiary Guarantors. Each of the undersigned Subsidiary Guarantors consent to the amendments to the Credit Agreement and waiver contained herein. Although the undersigned Subsidiary Guarantors have been informed of the matters set forth herein with respect to the Credit Agreement and have consented to same, each Subsidiary Guarantor understands that Lender has no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents or amendments related to the Credit Agreement (other than Section 8.06), and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SABA SOFTWARE, INC.,
a Delaware corporation, as Borrower

By:	/s/ Mark Robinson
Name:	Mark Robinson
Title:	Chief Financial Officer

HAL ACQUISITION SUB INC., a Delaware corporation, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams
Name:	Peter E. Williams
Title:	President

HUMANCONCEPTS, LLC, a California limited liability company, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams
Name:	Peter E. Williams
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ John Nocita
Name:	John Nocita
Title:	Managing Director

Exhibit A

EXHIBIT D TO

CREDIT AGREEMENT

[FORM OF] FOURTH AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$45,000,000.00	Palo Alto, California October 24, 2014

FOR VALUE RECEIVED, the undersigned SABA SOFTWARE, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) to the Lender’s Account (as defined in the below-defined Credit Agreement), or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Five Million Dollars ($45,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each definition, any other term defined in this Note shall have the meaning set forth at the place defined, and any capitalized terms used herein without definition shall have the meaning set forth in that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto from time to time, and Lender:

“Applicable Margin” means, as of any date of determination, 5.00 percentage points per annum for the Base Rate and 6.00 percentage points per annum for LIBOR;

provided that upon the occurrence of a Financial Statement Event, the applicable margin for the Base Rate or LIBOR, as applicable, shall be set forth in the following table that corresponds to the most recent First Lien Leverage Ratio calculation delivered to Lender pursuant to Section 5.03 of the Credit Agreement (the “First Lien Leverage Ratio Calculation”):

Level	First Lien Leverage Ratio Calculation	Applicable Margin for the Base Rate	Applicable Margin for LIBOR

I	If the First Lien Leverage Ratio is less than 2.0:1.0	3.75 percentage points	4.75 percentage points

II	If the First Lien Leverage Ratio is greater than or equal to 2.0:1.0 and less than to 3.0:1.0	4.25 percentage points	5.25 percentage points

III	If the First Lien Leverage Ratio is greater than or equal to 3.0:1.0	4.75 percentage points	5.75 percentage points

provided further that upon the occurrence of a NASDAQ Listing Event, the applicable margin for the Base Rate or LIBOR, as applicable, shall be set forth in the following table that corresponds to the most recent First Lien Leverage Ratio Calculation:

Level	First Lien Leverage Ratio Calculation	Applicable Margin for the Base Rate	Applicable Margin for LIBOR

I	If the First Lien Leverage Ratio is less than 2.0:1.0	3.50 percentage points	4.50 percentage points

II	If the First Lien Leverage Ratio is greater than or equal to 2.0:1.0 and less than to 3.0:1.0	4.00 percentage points	5.00 percentage points

III	If the First Lien Leverage Ratio is greater than or equal to 3.0:1.0	4.50 percentage points	5.50 percentage points

If Applicable Margin is calculated based on the First Lien Leverage Ratio Calculation: (a) it shall be based upon the most recent First Lien Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter and (b) the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Lender of the certified calculation of the First Lien Leverage Ratio pursuant to Section 5.03 of the Credit Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the First Lien Leverage Ratio contained in any certificate delivered pursuant to Section 5.03 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Lender a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Lender to the affected obligations.

(a) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Lender to be one percent (1.00%) above Daily Three Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one-half percent (0.50%).

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(c) “Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.

(d) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), two (2), three (3), or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage.

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of this Note.

(f) “Prime Rate” means at any time the rate of interest most recently announced within Wells Fargo Bank, N.A. at its principal office as its Prime Rate, with the understanding that the Prime

Rate is one of Wells Fargo Bank, N.A.’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum of the Applicable Margin plus the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Lender to be Applicable Margin plus LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Lender. With respect to each LIBOR selection hereunder, Lender is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Lender notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Lender may permit) so long as, with respect to each LIBOR selection, (A) if requested by Lender, Borrower provides to Lender written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Lender prior to 10:00 a.m. (California) on the first day of the Fixed Rate Term, or at a later time during any Business Day if Lender, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Lender, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Lender of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. (i) Borrower shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (A) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (B) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, subject to clause (c)(ii) below, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

(ii) If claiming reimbursement or compensation under this clause (c), Lender shall deliver to Borrower a notice of its intent to make such claim. Each such notice shall be delivered within the 120-day period commencing on the date the officer of Lender charged with the credit responsibility for Borrower and the Loan Documents first becomes aware of the specific facts on which such claim is to be based and shall include a certificate setting forth in reasonable detail the amount payable to Lender under this clause (c). Notwithstanding any other provision in this Note or any other Loan Document, Lender shall not be entitled to any reimbursement or compensation pursuant to this clause (c) for any period of time prior to such notice if Lender shall have not given notice within such 120-day period. The determination by Lender of any amount due pursuant to this clause (c) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(iii) Notwithstanding any other provision of this Note or any other Loan Document, Borrower shall only be liable for additional amounts pursuant to clause (c) to the extent that Lender has required similarly situated borrowers or obligors to pay comparable amounts in respect of such increased costs or reduced returns.

(d) Payment of Interest. Interest accrued on this Note at the Base Rate shall be payable on the first day of each month, commencing June 1, 2013. Interest accrued on this Note at LIBOR shall be payable on the last day of each Fixed Rate Term, but with respect to any Fixed Rate Term that is longer than three (3) months, interest shall be payable on each successive date three (3) months after the first day of such Fixed Rate Term.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note, the Credit Agreement, and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount permitted pursuant to Section 2.01(a)(i) of the Credit Agreement. The unpaid principal balance of this Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 27, 2016.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of an Authorized Person in accordance with the Credit Agreement, any one acting alone, who are authorized to request Advances and direct the disposition of any Advances until written notice of the revocation of such authority is received by the holder at the office designated above. The holder shall have no obligation to determine whether any person requesting an Advance is or has been authorized by Borrower.

(c) Application of Payments. All payments credited to principal of this Note shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(d) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(e) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Lender providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Lender immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Lender. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Base Rate in effect from time to time (computed on the basis of a 360- day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(f) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(g) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SABA SOFTWARE, INC.

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